EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports 2008 Year-End and Fourth Quarter Results

Newport, Rhode Island, February 6, 2009. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced earnings for the year and quarter ended December 31, 2008.   For the quarter ended December 31, 2008, the Company reported a net loss of $609,000, or $.15 per share (basic and diluted), compared to a net loss of $47,000, or $.01 per share (basic and diluted), for the quarter ended December 31, 2007.  The loss for the quarter ended December 31, 2008, was a result of the other-than-temporary impairment charge of $226,000 for the Bank’s holding in the AMF Ultra Short Mortgage Fund, a $250,000 increase in the valuation reserve against deferred tax assets and a $300,000 write-down of the net deferred state tax asset in conjunction with the formation of a passive investment company subsidiary.  For the year ended December 31, 2008, the Company reported a net loss of $848,000, or $.21 per share (basic and diluted), compared to net income of $757,000, or $.17 per share (basic and diluted) for the year ended December 31, 2007.

Since December 31, 2007, the Company’s assets increased by $71.1 million, or 19.7%, to $432.3 million.  The asset growth was concentrated in net loans, which increased by $39.9 million, or 13.6%, and securities held to maturity, which increased by $21.3 million, or 68.9%.  The asset growth was principally funded by a $40.1 million, or 38.0%, increase in borrowings, of which $15.0 million was used to purchase securities, and deposit growth of $35.8 million, or 18.5%.  The loan portfolio growth was primarily in commercial real estate mortgages (up $16.7 million or 21.7%), residential mortgages (up $22.5 million or 12.6%) and construction loans (up $1.8 million or 18.9%).

Deposit growth in 2008 was focused in NOW/Demand accounts (up $31.5 million or 53.2%) and money market accounts (up $10.8 million or 37.5%).  The increase in these accounts was partially offset by decreases in time deposit accounts (down $6.1 million or 7.7%) and savings accounts (down $372,000 or 1.4%).

Total stockholders’ equity at December 31, 2008 was $54.3 million compared to $59.0 million at December 31, 2007.  The decrease was primarily attributable to share repurchases under the Company’s stock repurchase plan, an increase in the unrealized loss on securities available for sale and the net loss, offset in part by amortization of stock-based compensation.  Despite the net loss for the year ended December 31, 2008, the Bank continues to be “well capitalized” at December 31, 2008.  The Company had a total capital to asset ratio in excess of 12% at December 31, 2008.

Net interest income increased to $3.1 million for the quarter ended December 31, 2008 from $2.7 million for the quarter ended December 31, 2007, an increase of 18.0%.  Net interest income for the year ended December 31, 2008 was $12.1 million, compared to $10.3 million for year December 31, 2007, an increase of 17.1%.  The increase in net interest income is due to the increase in interest-earning assets, partially offset by increased expense from borrowings utilized to fund the year’s asset growth. The yield on interest-earning assets decreased to 5.96% in 2008 from 6.21% in 2007, a decrease of 25 basis points.  As a result of the low interest rate environment in 2008, the cost of interest-bearing liabilities decreased to 3.19% in 2008 from 3.52% in 2007, a decrease of 33 basis points.  The Company’s interest rate spread increased 8 basis points to 2.77% in 2008 from 2.69% in 2007.

There were no non-performing assets at December 31, 2008.  Non-performing assets as a percentage of total assets was 0.25% at December 31, 2007.  The loan loss provision for the fourth quarter of 2008 was $223,000, as compared to $140,000 for the fourth quarter of 2007.  The loan loss provision for the years ended December 31, 2008 and December 31, 2007 was $568,000 and $426,000, respectively.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The 2008 provision increased due to the growth and changes in the composition of the loan portfolio and changes in economic conditions.  Asset quality continues to remain strong.

Non-interest income for the fourth quarter of 2008 totaled $302,000, a decrease of $280,000, or 48.1%, compared to the fourth quarter of 2007.  For the year ended December 31, 2008, non-interest income totaled $1.6 million, a decrease of $743,000, or 32.0%, compared to the year ended December 31, 2007.  The decrease between the two years in non-interest income is primarily due to the $706,000 impairment charge for the Bank’s holding in the AMF Ultra Short Mortgage Fund.  The AMF Ultra Short Mortgage Fund has invested in private label mortgage-backed securities and US Government Agency and government sponsored agency securities. Although management believes it is possible that all principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an other-than-temporary impairment charge.  Given the significant uncertainty and illiquidity in the markets for such securities, the Bank cannot be certain that future impairment charges will not be required against this investment, which had a remaining book value (net of impairment charges) of $2.0 million at December 31, 2008.

Total non-interest expenses increased to $3.2 million for the quarter ended December 31, 2008 from $3.1 million for the quarter ended December 31, 2007, an increase of 2.2%.  The increase between periods is attributable to a general increase in marketing costs, data processing fees, occupancy and equipment, offset by a decrease in salaries and employee benefits and professional fees.  For the twelve months ended December 31, 2008, non-interest expenses totaled $13.0 million, an increase of 19.2%, compared to the twelve months ended December 31, 2007.  The increase between the two years is primarily due to an increase in salaries and employee benefits, marketing, data processing fees, increased FDIC insurance costs and overall other general operating costs.  The increase in salaries and benefits is due to the stock-based compensation expense associated with stock options and restricted stock awards granted on October 1, 2007.  There was no stock-based compensation expense incurred during the first nine months of 2007.

On a quarterly basis management assesses the realizability of deferred tax assets, primarily the charitable contribution carryover.  Based on management’s assessment in the fourth quarter of 2008, the valuation allowance on this asset was increased by $250,000 due to changes in projected future taxable income.

On December 31, 2008, the Bank established NewportFed Investments, Inc., a passive investment company subsidiary allowed under Rhode Island state law to hold certain investments consisting primarily of commercial mortgages and loans.  Such assets were transferred from Newport Federal Savings Bank to this subsidiary, and as of December 31, 2008, the subsidiary had $119.8 million of assets.  Based on current Rhode Island state law, it is expected that future income from assets held by this subsidiary will not be taxable to the Company for state income tax purposes.  As a result, the Company incurred additional income tax provision of $300,000 during this quarter in connection with a revaluation of the Company’s deferred state tax asset.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(Unaudited) (Dollars in thousands, except per share data)
Cash and due from banks	$6,628	$6,646
Short-term investments	3,037	59
Cash and cash equivalents	9,665	6,705

Securities available for sale, at fair value	6,390	6,966
Securities held to maturity, at amortized cost	52,162	30,886
Federal Home Loan Bank stock, at cost	5,556	4,163
Loans	335,953	295,483
Allowance for loan losses	(2,924)	(2,399)
Loans, net	333,029	293,084
Premises and equipment, net	10,722	5,849
Accrued interest receivable	1,429	1,269
Net deferred tax asset	2,342	2,313
Bank-owned life insurance	9,918	9,274
Other assets	1,122	750
Total assets	$432,335	$361,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$229,123	$193,285
Short-term borrowings	4,000	5,809
Long-term borrowings	141,438	99,547
Accrued expenses and other liabilities	3,461	3,666
Total liabilities	378,022	302,307

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid in capital	50,438	50,023
Retained earnings	16,324	17,234
Unearned compensation (468,320 and 533,365 shares at
December 31, 2008 and December 31, 2007, respectively)	(4,294)	(5,548)
Treasury stock, at cost (655,935 and 213,660 shares at
December 31, 2008 and December 31, 2007, respectively)	(7,943)	(2,655)
Accumulated other comprehensive loss	(261)	(151)
Total stockholders’ equity	54,313	58,952
Total liabilities and stockholders’ equity	$432,335	$361,259

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$4,986	$4,554	$19,296	$17,195
Securities	622	251	2,079	567
Federal Home Loan Bank stock	32	51	174	177
Other interest-earning assets	7	8	95	49
Total interest and dividend income	5,647	4,864	21,644	17,988

Interest expense:
Interest on deposits	1,230	1,249	4,821	4,888
Interest on short-term borrowings	8	35	40	349
Interest on long-term borrowings	1,268	919	4,727	2,457
Total interest expense	2,506	2,203	9,588	7,694

Net interest income	3,141	2,661	12,056	10,294
Provision for loan losses	223	140	568	426

Net interest income, after provision for loan losses	2,918	2,521	11,488	9,868

Non-interest income:
Customer service fees	425	463	1,801	1,839
Impairment loss on available-for-sale securities	(226)	-	(706)	-
Bank-owned life insurance	106	97	409	392
Miscellaneous	(3)	22	72	88
Total non-interest income	302	582	1,576	2,319

Non-interest expenses:
Salaries and employee benefits	1,882	1,935	7,836	6,171
Occupancy and equipment, net	365	334	1,372	1,282
Data processing	294	242	1,103	1,004
Professional fees	100	155	490	563
Marketing	297	223	1,245	1,085
Other general and administrative	227	207	870	729
Total non-interest expenses	3,165	3,096	12,916	10,834

Income before income taxes	55	7	148	1,353

Provision for income taxes	664	54	996	596

Net income (loss)	$(609)	$(47)	$(848)	$757

Weighted-average shares outstanding:
Basic	3,971,248	4,379,404	4,128,677	4,481,203
Diluted	3,971,248	4,379,404	4,128,677	4,481,203

Earnings (loss) per share:
Basic	$(.15)	$(.01)	$(.21)	$.17
Diluted	$(.15)	$(.01)	$(.21)	$.17